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                                                                      EXHIBIT 11

SUPERVALU INC.
Computation of Earnings per Common Share (unaudited)

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
                                                                                          First Quarter Ended
                                                                                   Restated                 Restated
                                                                                 June 16, 2001           June 17, 2000
                                                                                 -------------           -------------
                                                                                (In thousands, except per share amounts)
Earnings per share - basic
     Income available to common shareholders                                         $ 56,968                $ 67,376

     Weighted average shares outstanding                                              132,493                 131,987
     Earnings per share - basic                                                      $   0.43                $   0.51

Earnings per share - diluted
     Income available to common shareholders                                         $ 56,968                $ 67,376

     Weighted average shares outstanding                                              132,493                 131,987
     Dilutive impact of options outstanding                                                83                   1,039
                                                                                     --------                --------
     Weighted average shares and potential
          dilutive shares outstanding                                                 132,576                 133,026
     Earnings per share - dilutive                                                   $   0.43                $   0.51
                                                                                     --------                --------
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Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.